Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

SOLAZYME, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Jonathan S. Wolfson, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of Solazyme, Inc., a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (“Delaware Law”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding.

3. In accordance with the provisions of Sections 103 and 151 of Delaware Law and Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, the following resolutions were duly adopted by the Board of Directors of the Corporation:

WHEREAS, the Corporation’s Amended and Restated Certificate of Incorporation provides for the authorization of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more classes or series;

WHEREAS, the Board of Directors (the “Board”) of the Corporation is authorized to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law;

WHEREAS, as of the date hereof, no shares of Preferred Stock are outstanding and it is the desire of the Board, pursuant to its authority as aforesaid, to authorize 35,000 shares of Series A Convertible Preferred Stock pursuant to the following Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designations”).

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby authorize the following Certificate of Designations to provide for the issuance of Series A Convertible Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series A Convertible Preferred Stock as follows:

1. Number and Designation. This series of preferred stock shall be designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of Solazyme, Inc., a Delaware corporation (the “Corporation”) and the number of shares so designated shall be 35,000 shares. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

2. Ranking. The Series A Preferred Stock shall, with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (as defined below), (i) rank senior to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes or series of equity securities of the Corporation established hereafter, except for any such other class or series of equity securities the terms of which expressly provide that it ranks on parity with or senior to the Series A Preferred Stock with respect to dividend rights, rights of redemption or rights upon a Liquidation Event (the securities described in this clause (i), the “Junior Securities”), (ii) rank on parity with each class or series of equity securities of the Corporation established hereafter, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (the securities described in this clause (ii), the “Parity Securities”) and (iii) rank junior to each class or series of equity securities of the Corporation established hereafter, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (the securities described in this clause (iii), the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any options, warrants and any other rights exercisable into, exchangeable for or convertible into any Junior Securities, Parity Securities or Senior Securities, as the case may be.

3. Dividends. When, as, and if declared by the Board of Directors (the “Board”) of the Corporation, to the extent permitted under applicable law, the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and this Certificate of Designations, the Corporation shall pay dividends or other distributions to the holders of Common Stock, the Corporation shall pay such dividends to the holders of Series A Preferred Stock as of the record date thereof on a pro rata basis in proportion to the number of shares of Common Stock that would be held by each such holder of Series A Preferred Stock if all such holder’s shares of Series A Preferred Stock were converted to Common Stock at the then effective Series A Conversion Rate (as defined in Section 5). No dividend on shares of Common Stock or any other Junior Securities shall be paid unless the amount of such dividend on such Common Stock or Junior Securities is also paid on the Series A Preferred Stock on an as-if converted to Common Stock basis. Notwithstanding the foregoing, (x) if a dividend is payable in shares of Common Stock, such dividend shall not be paid to the holders of Series A Preferred Stock; provided that an adjustment to the Series A Conversion Price is made in accordance with Section 6(a) and (y) any redemption or acquisition of shares of Common Stock in connection with the repurchase of shares of Common Stock held by employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to compensation agreements, arrangements or plans approved by the Board shall be exempted from this Section 3 and Section 6.

4. Liquidation Preference.

(a) Preferential Payments. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each, a “Liquidation Event”), (x) before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities and (y) after the payment of all claims of and liabilities to the Corporation’s creditors and any liquidation preferences payable on any Senior Securities, each holder of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay to each such holder to the extent the Corporation has assets or proceeds thereof available, the greater of (i) an amount in cash per share of Series A Preferred Stock equal to the sum of the Series A Original Issue Price plus the aggregate amount of all accrued but unpaid dividends thereon to the date of final distribution to the holders of Series A Preferred Stock and (ii) such amount in cash per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation Event (such sum, the “Liquidation Preference”). If, upon any Liquidation Event, the Corporation’s assets, or proceeds thereof, distributable to the holders of Series A Preferred Stock and any Parity Securities are insufficient to pay the full Liquidation Preference in respect of all outstanding shares of Series A Preferred Stock and Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any Parity Securities ratably in proportion to the respective amounts that would be payable on all outstanding shares of Series A Preferred Stock and Parity Securities if all such amounts were paid in full.

(b) Payments to Holders of Junior Securities. After the Liquidation Preference has been paid on all outstanding shares of Series A Preferred Stock and any Parity Securities, as provided in this Section 4, the holders of Junior Securities shall, subject to the terms and conditions (if any) applicable to the Junior Securities, be entitled to receive any and all assets remaining to be paid or distributed, and holders of Series A Preferred Stock shall not be entitled to share therein.

(c) Change of Control. A Change of Control shall be deemed a Liquidation Event (a “Deemed Liquidation Event”) unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice to the Corporation prior to the effective date of any such event.

(i) If there is a Deemed Liquidation Event, each holder of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference determined pursuant to Section 4(a) for each of such holder’s shares of Series A Preferred Stock.

(ii) In the event of an Asset Sale or Corporation Merger, the Corporation shall cause the holders of shares of Series A Preferred Stock to receive the Liquidation Preference at the closing of such transaction or otherwise at the same time as the applicable consideration is to be received by the holders of Common Stock or any other Junior Securities in the manner described in Section 4(a).

(iii) In the event of a Stock Sale, the Corporation shall provide notice to the holders of shares of Series A Preferred Stock as promptly as practicable and such holders will have the right to require payment in cash of the Liquidation Preference from the Corporation by providing written notice thereof.

(d) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property as determined as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) day period ending three (3) days prior to the closing of the transaction giving rise to such distribution;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period ending three (3) days prior to the closing of the transaction giving rise to such distribution; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

5. Conversion.

(a) Optional Conversion.

(i) Subject to the provisions of this Section 5, each holder of Series A Preferred Stock has the right, at any time and from time to time after the date that is four (4) months after the Series A Original Issue Date, at such holder’s option, to convert any or all outstanding shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price of such share of Series A Preferred Stock by the Series A Conversion Price in effect at the Conversion Time (defined below) (the “Series A Preferred Conversion Rate”).

(ii) Optional Conversion Procedures.

(A) In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall:

(1) provide written notice to the Corporation’s conversion agent at the office of the conversion agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own conversion agent for the Series A Preferred Stock) that such holder elects to convert all or any number of such holder’s shares of Series A Preferred Stock; and

(2) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the conversion agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own conversion agent for the Series A Preferred Stock). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by such holder’s attorney duly authorized in writing.

(B) The close of business on the date of receipt by the conversion agent (or by the Corporation if the Corporation serves as its own conversion agent for the Series A Preferred Stock) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

(C) The conversion agent or the Corporation, as applicable, shall, as soon as practicable after the Conversion Time (1) issue and deliver to such holder of Series A Preferred Stock, or to such holder’s nominees, documentation of the book entry for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and documentation of the book entry for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (2) pay in cash such amount as provided in Section 5(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(D) Upon the receipt of instructions to convert shares of Series A Preferred Stock, or in the case of any certificated shares, surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 5.

(b) Mandatory Conversion.

(i) Trigger Events. Upon:

(A) either the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 51% of the then outstanding shares of Series A Preferred Stock (which calculation, for the avoidance of doubt, shall exclude any shares held in treasury by the Corporation or any of its subsidiaries); or

(B) the election of the Board to automatically convert all outstanding shares of Series A Preferred Stock, which election may only be made if at the time of such mandatory conversion:

(1) a registration statement under the Securities Act for such shares of Common Stock issuable upon conversion is effective or such shares of Common Stock may be sold pursuant to Rule 144 under the Securities Act by non-affiliates without restriction; and

(2) (i) if the Corporation provides notice before the third anniversary of the Series A Original Issue Date, the Current Market Price Per Common Share exceeds three times the Series A Conversion Price, as determined on the trading day immediately preceding the date upon which the Corporation gives notice of the mandatory conversion; or (ii) if the Corporation provides notice on or after the third anniversary of the Series A Original Issue Date, the Current Market Price Per Common Share exceeds four times the Series A Conversion Price, all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Preferred Conversion Rate in effect at the date and time specified in written consent or notice per the preceding clauses (A) or (B) (the “Mandatory Conversion Time”).

(ii) Mandatory Conversion Procedures.

(A) All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5(b). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.

(B) Upon receipt of such notice, each holder of shares of Series A Preferred Stock in certificated form shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation or the conversion agent, as applicable, at the place designated in such notice. Each holder shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.

(C) As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the conversion agent or the Corporation, as applicable, shall (1) issue and deliver to such holder of Series A Preferred Stock, or such holder’s nominees, documentation of the book entry for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and documentation of the book entry of the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (2) pay in cash such amount as provided in Section 5(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(D) All rights with respect to the Series A Preferred Stock converted pursuant to Section 5(b), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive Common Stock and other amounts payable pursuant to this Section 5.

(c) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(d) In connection with the conversion of any shares of Series A Preferred Stock, no fractional shares of Common Stock shall be issued after aggregating all of the shares of Series A Preferred Stock of each series held by such holder. In lieu thereof the Corporation shall pay a cash adjustment (rounded down to the nearest cent) in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price Per Common Share on the day on which such shares of Series A Preferred Stock are deemed to have been converted.

(e) From the Conversion Time or Mandatory Conversion Time, as applicable, in lieu of dividends on such Series A Preferred Stock pursuant to Section 3, such Series A Preferred Stock shall participate equally and ratably with the holders of Common Stock in all dividends paid on Common Stock as if such shares of Series A Preferred Stock had been converted to shares of Common Stock at the Conversion Time or Mandatory Conversion Time, as the case may be.

(f) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(g) In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 5, the shares so converted shall be canceled and shall not be reissued by the Corporation.

6. Adjustment of the Series A Conversion Price.

(a) Common Stock Dividends and Distributions. If the Corporation shall declare and pay a dividend or make a distribution on Common Stock payable in Common Stock, the Series A Conversion Price in effect immediately prior to the record date for such dividend or distribution shall be adjusted by multiplying by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

(ii) the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend or distribution.

Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the applicable record date.

(b) Subdivisions, Splits and Combinations of Common Stock. If the Corporation shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the effective date of such subdivision, split, combination or reclassification shall be adjusted by multiplying by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification.

Any adjustment made pursuant to this Section 6(b) shall become effective immediately after the applicable effective date.

(c) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(a), then, in each such case for the purpose of this Section 6, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(d) Adjustments for Reorganizations, Reclassifications or Similar Events. Except as provided in Section 4 upon any Liquidation Event, if the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock shall have been entitled upon such reorganization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 5 and this Section 6 with respect to the rights of the holders of Series A Preferred Stock after the reorganization, reclassification or other event to the end that the provisions of such Sections (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of Series A Preferred Stock) shall be applicable after such reorganization, reclassification or other event as nearly equivalent as may be practicable.

(e) Certain Determinations. For purposes of any computation of any adjustment required under this Section 6:

(i) adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur;

(ii) if any portion of any consideration to be received by the Corporation in a transaction giving rise to such an adjustment shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in such computation and such fair market value shall be determined by the Board;

(iii) the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding;

(iv) all adjustments to the Series A Conversion Price shall be calculated to the nearest cent rounded down; and

(v) no adjustment to the Series A Conversion Price shall be required if the increase or decrease would be less than one percent of the Series A Conversion Price.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment to the Series A Conversion Price, the Corporation shall promptly compute such adjustment in accordance with the terms hereof and furnish to the holders of the Series A Preferred Stock a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

7. Voting Rights.

(a) Except as otherwise provided herein or as required by law, holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 5 hereof) as of the Close of Business on the record date fixed for such vote or such written consent. Fractional votes by the holders of Series A Preferred Stock shall not be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).

(b) In addition to any other vote or consent required herein or by law, for so long as 11,140 shares of Series A Preferred Stock remain outstanding (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like of such shares), the Corporation shall not (by merger, reclassification or otherwise), without the vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (which calculation, for the avoidance of doubt, shall exclude any shares held in treasury by the Corporation or any of its subsidiaries), create, authorize or issue any Senior Securities.

(c) In addition to any other vote or consent required herein or by law, for so long as 1,392 shares of Series A Preferred Stock remain outstanding (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like of such shares), the Corporation shall not (by merger, reclassification or otherwise), without the vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (which calculation, for the avoidance of doubt, shall exclude any shares held in treasury by the Corporation or any of its subsidiaries):

(i) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of this Certificate of Designations, the Certificate of Incorporation or the Bylaws so as to adversely affect the rights, preferences, or privileges of the Series A Preferred Stock (it being understood that the authorization or issuance of Parity Securities or Junior Securities shall be deemed not to adversely affect the rights, preferences or privileges of the Series A Preferred Stock); or

(ii) declare or pay, or take any action resulting in the payment or declaration of, any dividend on any shares of Common Stock other than (x) a dividend payable solely in shares of Common Stock or (y) any redemption or acquisition of shares of Common Stock in connection with the repurchase of shares of Common Stock held by employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board.

(d) For so long as the outstanding shares of Series A Preferred Stock represent at least 5.00% in the aggregate of the Total Voting Power, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock (which calculation, for the avoidance of doubt, shall exclude any shares held in treasury by the Corporation or any of its subsidiaries), shall have the right to designate one (1) member to the Board to be included in management’s slate of directors in future stockholder meetings; provided that such individual is reasonably acceptable to the Board then constituted.

(e) In exercising the voting rights set forth in Sections 7(b) and 7(c), each share of Series A Preferred Stock shall have one vote per share. Notwithstanding any provisions to the contrary in the Certificate of Incorporation or Bylaws, the holders of Series A Preferred Stock may act by written consent solely with respect to Sections 7(b) and 7(c).

(f) Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

8. Transfer Restrictions.

(a) No holder of Series A Preferred Stock may sell, assign, transfer, pledge, encumber or in any manner dispose of the shares of Series A Preferred Stock or any right or interest therein (including without limitation a voting proxy), whether voluntarily or by operation of law, or by gift or otherwise (a “Transfer”), other than by means of a Permitted Transfer.

(b) The only transaction that is a “Permitted Transfer” is a Transfer that meets all of the following conditions:

(i) The Transfer by a holder of Series A Preferred Stock must be to (1) an Affiliate of such holder (each, a “Permitted Transferee”) or (2) to the Corporation;

(ii) If the Transfer is to a Permitted Transferee and after giving effect to such Transfer, such Permitted Transferee would beneficially own, together with its Affiliates, Voting Securities representing 5.00% or more of the Total Voting Power, such transferee must execute and deliver to the Corporation a standstill agreement in the form of Exhibit A hereto prior to such Transfer;

(iii) If the Transfer is to a Permitted Transferee, such Permitted Transferee, together with its Affiliates, must beneficially own Voting Securities representing less than 19.99% of the Total Voting Power; and

(iv) If the Transfer is to a Permitted Transferee, such Permitted Transferee must become a party to that certain Registration Rights Agreement by and among such holder, the Corporation and certain other holders of the Company’s Voting Securities; and

(v) The Transfer must comply with all applicable securities laws including, without limitation, the federal securities laws of the United States.

(c) Any Transfer, or purported Transfer, of Series A Preferred Stock of the corporation other than a Permitted Transfer shall be null and void, ab initio, and of no force or effect; provided that the Board may at its sole discretion waive any or all of the foregoing conditions through prior written consent. The provisions of this Section 8 shall terminate automatically without any further action by the Corporation upon a Change of Control.

9. Legends

(a) Each certificate, instrument, or book entry representing shares of Series A Preferred Stock or the Common Stock issued upon conversion thereof shall be notated with a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES AND REGULATIONS THEREUNDER OR OTHER APPLICABLE SECURITIES LAWS.”

(b) So long as Section 8 remains in effect, each certificate, instrument, or book entry representing shares of Series A Preferred Stock shall also be notated with a legend substantially in the following form:

“THE TRANSFER OF SECURITIES REFERENCED HEREIN IS SUBJECT TO RESTRICTIONS PURSUANT TO AND IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS OF SERIES A PREFERRED STOCK AND A CERTAIN REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. THE CORPORATION SHALL NOT REGISTER OR OTHERWISE RECOGNIZE OR GIVE EFFECT TO ANY PURPORTED TRANSFER OF SHARES OF STOCK THAT DOES NOT COMPLY WITH THE CERTIFICATE OF DESIGNATIONS AND REGISTRATION RIGHTS AGREEMENT.”

(c) The holders of shares of Series A Preferred Stock consent to the Company making a notation in its records and giving instructions to any transfer agent of the Series A Preferred Stock and the shares of Common Stock issuable upon conversion thereof in order to implement the transfer restrictions and legends set forth herein.

10. Certain Definitions

“Affiliate” means any person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with the relevant stockholder, including, without limitation, any general partner, managing partner, officer or director of such stockholder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such stockholder.

“beneficial ownership” and “beneficially own” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

“Change of Control” means (1) a merger, reorganization or consolidation of the Corporation with or into any other corporation or corporations or other business entity or entities (unless the stockholders of the Corporation immediately prior to such merger, reorganization or consolidation hold immediately after such merger, reorganization or consolidation at least 50% of the Total Voting Power of the surviving corporation or business entity in such merger or consolidation) (such clause (1), a “Corporation Merger”); (2) a sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole (whether in a single transaction or in a series of related or substantially contemporaneous transactions), except where such sale, conveyance, exchange or transfer is to one or more wholly owned subsidiaries of the Corporation (such clause (2), an “Asset Sale”); or (3) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Corporation shares representing more than fifty percent (50%) of the outstanding voting power of the Corporation (such clause (3), a “Stock Sale”).

“Close of Business” means shall mean 5:00 p.m., New York City time, on any applicable Business Day.

“Current Market Price Per Common Share” means, on any determination date, the average of the Daily Prices (rounded down to the nearest cent) per share of Common Stock for the 20 consecutive trading days immediately prior to, but not including, such date. If, on any determination date, the shares of Common Stock are not traded on a national securities exchange or quoted by any regulated quotation service, the Current Market Price Per Common Share shall be the fair market value per share as determined by the Board.

“Daily Price” means (i) if the shares of Common Stock are then listed and traded on a national securities exchange, the closing price on the applicable day as reported by the principal national securities exchange on which such shares are listed and traded and (ii) if such shares are not then listed and traded on a national securities exchange, the closing price on such day as quoted by any regulated quotation service.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“outstanding,” when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or any subsidiary of the Corporation.

“Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Price” shall initially be $2.00 for each share of Series A Preferred Stock, subject to adjustment from time to time pursuant to Section 6.

“Series A Original Issue Date” shall mean March 15, 2016.

“Series A Original Issue Price” means $1,000.00 per share.

“Total Voting Power” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities, calculated on an as-if converted basis in the case of securities that become Voting Securities only upon exercise or conversion thereof.

“Voting Securities” means all securities of the Corporation entitled, in the ordinary course, to vote in the election of directors of the Corporation.

11. General Provisions.

(a) All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by e-mail, facsimile or first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

(b) The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be the Corporation, or any such agent that the Corporation may, in its sole discretion, appoint or remove as transfer agent, conversion agent, registrar or paying agent. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

(c) The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(d) Any waiver by the Corporation or a holder of shares of Series A Preferred Stock a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Corporation or a holder must be in writing.

(e) If any term of the Series A Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of the date set forth below and certifies under penalty of perjury that he has read the foregoing Certificate of Designations and knows the contents thereof and that the statements therein are true.

Executed at South San Francisco, California on March 15, 2016.

SOLAZYME, INC.

By:	/s/ Jonathan S. Wolfson
	Name:	Jonathan S. Wolfson
	Title:	Chief Executive Officer

Exhibit A

FORM OF STANDSTILL AGREEMENT

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) dated as of [•], 2016 is between Solazyme, Inc., a Delaware corporation (the “Company”), and [name of Investor], a [            ] (“Stockholder” or “Purchaser”).

RECITALS

WHEREAS, in connection with the purchase of shares of the Company’s Series A Preferred Stock, the Company and the Investors wish to enter this Agreement.

NOW, THEREFORE, in consideration of the Company’s transfer of Preferred Stock to Stockholder, all parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of a controlling equity interest in, or a substantial portion of the assets of, the Company or any subsidiary of the Company; provided that an aggregate equity interest constituting 20% or more of the Total Voting Power shall be considered a controlling equity interest.

“beneficial ownership” and “beneficially own” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

“Common Stock” means the common stock of the Company, par value $0.001.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Restricted Securities” means any Voting Securities and any other securities or rights convertible into or exchangeable or exercisable (whether immediately or otherwise) for such Voting Securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Group” means Stockholder and its Affiliates.

“Total Voting Power” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities, calculated on an as-if converted basis in the case of securities that become Voting Securities only upon exercise or conversion thereof.

“Voting Securities” means all Common Stock of the Company entitled, in the ordinary course, to vote in the election of directors of the Company.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

COVENANTS OF STOCKHOLDER

During the term of this Agreement, Stockholder agrees that:

Section 2.01. Acquisition of Voting Securities. Stockholder will not, and will not permit its Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any Voting Securities, if after giving effect thereto Stockholder, together with its Affiliates, would beneficially own Voting Securities representing more than 19.99% of Total Voting Power.

Section 2.02. Certain Actions. Stockholder will not, and will not permit its Affiliates to:

(a) make, or take any action to solicit, initiate or encourage, an Acquisition Proposal;

(b) “solicit”, or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a “solicitation”;

(c) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;

(d) grant any proxies with respect to any Voting Securities to any Person (other than as recommended by the Board of Directors of the Company) or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

(e) propose any amendment to this Agreement that is or may be required to be publicly disclosed.

Section 2.03. Voting Arrangements. Stockholder shall cause all Voting Securities owned by the Stockholder Group to be represented, in person or by proxy, at all meetings of holders of Voting Securities of which Stockholder has actual notice, so that such Voting Securities may be counted for the purpose of determining the presence of a quorum at such meetings.

ARTICLE 3

TERMINATION

Section 3.01. Termination. This Agreement shall terminate upon the earlier of the occurrence of any of the following:

(a) the fifth anniversary of the date of this Agreement;

(b) the written agreement of the Company and Stockholder to terminate this Agreement; and

(c) a Deemed Liquidation Event or a Liquidation Event (each as defined in the Certificate of Designations relating to the Company’s Series A Preferred Stock (the “Certificate of Designations”).

ARTICLE 4

MISCELLANEOUS

Section 4.01. Specific Performance. Stockholder agrees that any breach by it of any provision of this Agreement would irreparably injure the Company and that money damages would be an inadequate remedy therefor. Accordingly, Stockholder agrees that the Company shall be entitled to seek one or more injunctions enjoining any such breach and requiring specific performance of this Agreement, in addition to any other remedy to which the Company is entitled at law or in equity.

Section 4.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including e-mail, facsimile or similar writing) and shall be given,

if to Stockholder, to such Stockholder at the address listed on the signature page hereto,

if to the Company, to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attention: General Counsel

E-mail: pquinlan@solazyme.com

with a copy to:

Alan F. Denenberg

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

E-mail: alan.denenberg@davispolk.com

or such other address or facsimile number as any party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 4.02.

Section 4.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Stockholder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.04. Expenses. Except as otherwise provided herein and in Exhibit A hereto, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither of the parties may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 4.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.07. Entire Agreement. This Agreement (and all exhibits thereto), the Certificate of Designations, that certain Stock Purchase Agreement dated March 10, 2016 by and among the Company, the Stockholder and the other parties thereto, and that certain Registration Rights Agreement dated March 15, 2016 by and among the Company, the Stockholder and the other parties thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by any of the parties hereto.

Section 4.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.

Section 4.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned Stockholder has executed this Agreement.

Date:

Stockholder

By:
Name:
Title:

Address:

Telephone:

Facsimile:

Email:

[Signature Page to Standstill Agreement]

Accepted and agreed.

SOLAZYME, INC.

By:
Name:
Title:

[Signature Page to Standstill Agreement]